Exhibit 99.1

National Lampoon Announces Third Quarter Fiscal 2007 Financial Results


    LOS ANGELES--(BUSINESS WIRE)--June 16, 2007--National Lampoon, Inc. (AMEX:NLN), the leading brand in comedy, today released its financial results for the third quarter ended April 30, 2007.

    The Company reported revenues of $813,917, compared to $1,537,806 for the third quarter of 2006 along with a net loss of $1,161,000 or ($0.18) per fully diluted share as compared with a net loss of $1,395,000 or ($0.25) per fully diluted share for the third quarter of fiscal 2006. The decrease in revenue was primarily attributable to a pullback from the travel segment of the business, along with a decrease in promotion revenue, partially offset by an increase in advertising revenue, as the Company is now more focused on Internet advertising. The net loss for the third quarter includes non cash costs associated with accrued preferred stock dividends, option grants, and costs related to new Internet and film production initiatives.

    "It is very promising to see the growth in our online advertising revenue. Our relationships with Veoh, Joost, YouTube, and AOL Video, as well as our own properties, NationalLampoon.com, Knuckleheadvideo.com, and TogaTV.com, mean not only that our customers continue to believe in our brand and content, but that we now have even stronger platforms for distribution," commented Daniel Laikin, Chief Executive Officer. "Our Internet content strategy continues to flourish with hits such as 'National Lampoon's 72 Virgins,' 'Star Wars, X-Wing Pilots - the Deleted Scene' and our newest property, 'Fat Guy Nation.'"

    "I am also excited to welcome the traffic from our newest acquisition, DrunkUniversity.com. We feel this acquisition will be a focal point to our core college age humor market," continued Laikin. "This quarter, we also focused on expanding the breadth of our content by producing motion pictures and publishing books through National Lampoon Press. I look forward to seeing the results as we continue our efforts to expand our film brand, grow our advertiser and user base, and continue to dedicate efforts on building our online platforms and increasing our opportunities."

    National Lampoon is in post production of its first motion picture, "National Lampoon's Bag Boy," and recently commenced principal photography on its second feature, "Ratko, the Dictator's Son."

    The selected financial data, including the results of operations for the three-month and nine-month periods ended April 30, 2007 compared to 2006, and the financial positions as of April 30, 2007 compared to July 31, 2006, is summarized in the following table:


Selected Financial Data (unaudited)

                                  Three Months Ended Nine Months Ended
                                      April 30,          April 30,
                                    2007     2006     2007     2006
U.S. $000's, except loss per
 share

Results of operations

Total revenue                      $   814  $ 1,538  $ 5,931  $ 3,201
Net loss                            (1,161)  (1,395)  (1,171)  (4,322)
Basic and diluted loss per share     (0.18)   (0.25)   (0.28)   (0.79)

Net cash used in operating
 activities                           (657)  (1,367)  (1,189)  (4,860)
Net cash used in investing
 activities                            (87)     (50)    (102)     (55)
Net cash provided by financing
 activities                            653       15    1,771    5,310



Financial position                     April 30,          July 31,
                                         2007              2006
Current assets                     $           1,081  $           884
Total assets                                   5,778            3,458
Current liabilities                            7,864            4,964
Total liabilities                              7,864            4,964
Shareholders' deficit                         (2,086)          (1,506)

Working capital                               (6,783)          (4,080)

    About National Lampoon

    National Lampoon, Inc. (AMEX:NLN) has been a dominant force in the US comedy world for almost 30 years and is currently active in a broad array of media and entertainment segments, including feature films, television programming, online and interactive entertainment, home video, audio CDs and book publishing. The Company also owns interests in all major National Lampoon properties, including National Lampoon's Animal House, the National Lampoon Vacation series and National Lampoon's Van Wilder. National Lampoon reaches nearly one in four of all 18 to 24 year old college students in America today. The Company has three core operating divisions: Entertainment Division, College Marketing Division, and a distribution arm National Lampoon Networks, providing content traditionally through its College TV network and across new media through multiple in-house digital platforms including NationalLampoon.com, DrunkUniversity.com, TogaTV.com,
Knuckleheadvideo.com, the National Lampoon Video Network (which includes channels on AOL, Joost, YouTube and others) and the National Lampoon Humor Network - the most trafficked humor sites on the web - along with multiple other outlets housed on its online comedy website www.nationallampoon.com.

    Forward-Looking Statements

    This press release contains forward-looking statements, which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate in the United States and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, whose filings are available on the SEC's website at Sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: National Lampoon, Inc.
             Daniel S. Laikin, 310-474-5252
             or
             Levine Communications Office Inc.
             Dawn Miller, 310-300-0950